Exhibit 10.3

Execution Copy

NEUROLOGIX, INC.

December 16, 2011

Mr. Reginald Hardy
2600 Southwest Third Avenue, Suite 950
Miami, Florida  33129

Re:           Neurologix, Inc. - Prospective Employment and Related Investment

Dear Reg:

This letter agreement (“Agreement”) is made effective as of December 16, 2011 (“Effective Date”) by and between Neurologix, Inc., a Delaware corporation with an office located at One Bridge Plaza, Fort Lee, New Jersey 07024 (“Corporation”) and Reginald Hardy, a Florida resident with a business address located at 2600 Southwest Third Avenue, Suite 950, Miami, Florida 33129 (“Executive”).

Background.  Corporation and Executive have agreed in principle to terms and conditions under which Corporation shall offer, and Executive shall accept, a position of employment as Vice President of the Corporation, and this Agreement reflects the definitive agreement of Corporation and Executive of such terms and conditions.

This offer of employment is undertaken simultaneously with the closing of the transactions contemplated by that certain Second Amendment to Note and Warrant Purchase Agreement and Promissory Notes and First Amendment to Security Agreement dated December 16, 2011 by and among Palisade Concentrated Equity Partnership II, L.P. (“PCEPII”), General Electric Pension Trust (“GE”), and Corriente Master Fund, L.P. (“Corriente”) (the “Bridge Loan”).  It is understood that Executive will purchase a participation in the Bridge Loan on the date hereof from one or more of PCEPII, GE or Corriente in the minimum amount of $125,000.

Corporation and Executive hereby agree as follows:

1.           Employment.  Corporation hereby offers and Executive hereby accepts the offer to serve as Vice President of Corporation on the terms and conditions set forth herein.  The term of employment shall commence upon the Effective Date and shall terminate: (i) upon the closing of a Liquidity Event or (ii) March 31, 2012, whichever is later in time, or (iii) sooner by the parties as further set forth herein.  Executive will perform the following services in his capacity as Vice President of Corporation (collectively, the “Services”):

(a)	Advise Corporation on strategy and tactics to be used to engage in discussions with potential strategic parties in order to facilitate the consummation of a Liquidity Event;

(b)	Identify and introduce potential strategic parties to Corporation for purposes of facilitating a Liquidity Event;

(c)
Provide advice and assistance in connection with a Liquidity Event, including assisting Corporation in negotiating the Liquidity Event and, at Corporation’s reasonable request, assist in presentations to and discussions with potential strategic parties and Corporation’s Board of Directors; and

(d)
At Corporation’s request, meet and work with MTS Health Partners, L.P. (“MTS”) to assist MTS in carrying out its services under the engagement letter entered into between MTS and Corporation on February 1, 2010.

For purposes of this Agreement, the term “Liquidity Event” shall mean (i) any merger, consolidation, reorganization or other business combination pursuant to which the business of Corporation is combined with that of one or more purchasers or sellers or one or more persons formed by or affiliated with a purchaser or seller (but, specifically excluding joint venture, collaboration or licensing arrangements not involving more than 50% of the capital stock or assets of Corporation), (ii) the acquisition, directly or indirectly, by one or more purchasers of more than 50% of the capital stock of Corporation, by way of negotiated purchase or any other means (but specifically excluding any purchase of capital stock from Corporation for the purposes of capital raising), (iii) the acquisition, directly or indirectly, by one or more purchasers of all or substantially all of the assets of Corporation, or (iv) any licensing, collaboration, partnership, joint venture, strategic alliance or similar transaction, business association or relationship with one or more strategic parties with respect to the development, commercialization, marketing, promotion, sale and/or distribution of Corporation’s gene therapy product for the treatment of Parkinson’s disease.  Executive and Corporation acknowledge and agree that a “Liquidity Event” shall not include any debt or equity offerings that shall only result in the continued financing and operation of Corporation.

2.           Non-Competition/ Conflict of Interest.  Executive is presently employed in the pharmaceutical industry by Brickell Biotech, Inc. (“BBI”) and is subject to provisions of non-competition that prohibit an employment arrangement between Executive and Corporation without the express approval of the Board of Directors of BBI.  Executive has obtained the required consents from BBI to enable Executive to serve as Vice President of Corporation on the terms set forth herein.  Executive represents and covenants that his employment by Corporation on the terms set forth herein and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment by Corporation and his provision of Services, he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer or his service on the Board of Directors or other similar governing body of any other entity.

3.           Reserved.

4.           Consideration.  In consideration for Executive’s Services and specifically conditioned upon the successful achievement of a Liquidity Event with a pharmaceutical, biotechnology or medical device company, and, subject to Section 8 hereof, specifically conditioned upon Executive’s continued employment with Corporation, Executive shall receive (i) four percent (4%) of any up-front payment received by Corporation in such Liquidity Event and (ii) four percent (4%) of any future milestone payments received by Corporation in such Liquidity Event.  In the event, there is only one payment in such Liquidity Event, Executive shall receive four percent (4%) of such payment received by Corporation. Each payment is due and payable to Executive, in whatever form, within fifteen (15) days of receipt by Corporation (collectively, the “Consideration”).  Executive acknowledges and agrees that he shall not be entitled to any other compensation, perquisites or benefits in connection with, or as a condition to, or as consideration for his employment by Corporation and his provision of Services as described under this Agreement.

5.           Investment.  Executive hereby agrees, either individually or through an entity affiliated with Executive, to invest $125,000 in the aggregate in the first $500,000 tranche of the Bridge Loan (if and when such first tranche is purchased by the Bridge Loan investors and issued by Corporation), and to invest $125,000 in the aggregate in the second $500,000 tranche of the Bridge Loan (if and when such second tranche is purchased by the Bridge Loan investors and issued by Corporation), with such investments being made upon the same terms and conditions as PCEPII, GE, Corriente and any other Bridge Loan investor.  Executive shall possess all of the rights and obligations equivalent to each investor in the Bridge Loan.  The parties hereto acknowledge and agree that Executive’s investments described above will be made by purchasing a participation or participations in the Bridge Loan from one or more of PCEPII, GE or Corriente, and that the effectiveness of this Agreement, the employment of Executive as Vice President on the date hereof, and his continued employment, are expressly conditioned upon Executive purchasing the participations as described above.

6.           Nondisclosure.  Executive has previously executed a non-disclosure agreement dated as of February 18, 2010 for the benefit of Corporation (the “Non-Disclosure Agreement”) that shall govern the terms of this Agreement and shall survive the termination of this Agreement and Executive’s employment with Corporation.

7.           Reimbursement of Expenses.  Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as Corporation may from time to time adopt, Corporation shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive during the term of employment in the course of and pursuant to his rendering Services to Corporation.  Executive shall account to Corporation in writing for all expenses for which reimbursement is sought and shall supply to Corporation copies of all relevant invoices, receipts or other evidence reasonably requested by Corporation.

8.           Termination.   Executive shall at all times have the right to terminate his employment upon fifteen (15) days’ prior written notice to Corporation and, in the event such notice of termination is given prior to any Liquidity Event, Executive shall not be entitled to the Consideration provided for in Section 4.  Corporation may terminate the term of Executive’s employment at any time for any reason; provided, however, in the event that Corporation shall enter into a Liquidity Event within six (6) months of Corporation’s termination of Executive’s employment (other than a lawful termination by Corporation as a result of Executive’s material breach of this Agreement, which shall include Executive’s failure to invest in the first or second tranches of the Bridge Loan, as described in Section 5 above) with a pharmaceutical, biotechnology or medical device company, Executive shall be entitled to the full Consideration provided for in Section 4.

9.           Mediation.  In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure.

10.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward County, Florida (if Executive defends) or in Bergen County, New Jersey (if Corporation defends) in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules or the parties agree otherwise).  Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator.  The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute.  The selected arbitrators must render their decision in writing.  The cost and expenses of the arbitration shall be borne equally by both parties.  If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators.  Judgment may be entered on the arbitrators' award in any court having jurisdiction.  Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement.  Pursuit of an injunction shall not impair arbitration on all remaining issues.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law issues.

12.           Entire Agreement; Modifications; Counterparts; Facsimile or .PDF Delivery.  This Agreement and the Non-Disclosure Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and, upon the Effective Date, shall supersede all prior agreements, understandings and arrangements, both oral and written, between Executive and Corporation (or any of its affiliates) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both Corporation and Executive.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  Signatures delivered by facsimile or PDF shall be effective for all purposes.

13.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed e-mail or facsimile transmission addressed as set forth herein or to such other address as either party hereto may from time to time give notice of to the other.

14.           Benefits; Binding Effect; Assignment.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise.  Except as otherwise provided below, Executive shall not assign or transfer this Agreement nor any rights hereunder without the consent of Corporation, and any attempted or purported assignment without such consent shall be void; provided, that, Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or other benefit hereunder following Executive’s death by giving written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.           Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

16.           Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17.           Damages.  Subject to Section 10 of this Agreement, nothing contained herein shall be construed to prevent Corporation or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.  In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, or for the enforcement of any arbitration award under Section 10 of this Agreement, then the party found to be at fault and the non-enforcing party of an arbitration award shall pay all reasonable court costs and attorneys' fees of the other.

18.           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Corporation, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

19.           Indemnification.  Executive shall be entitled to indemnification in his capacity as an officer of Corporation in accordance with the terms of Corporation’s Amended and Restated By-Laws, as in effect on the date hereof and as they may be amended, modified or restated in the future.  Corporation represents the existence of a director’s and officer’s insurance policy in full force and effect as of the date of this Agreement, and agrees that such policy shall be maintained with respect to Executive for as long as such policy is maintained with respect to all of Corporation’s other directors and officers.

Signature page follows

Should this Agreement satisfactorily represent our business agreement, please sign and execute two copies of this letter, keeping one copy for your records and returning the other to us.

Sincerely,

NEUROLOGIX, INC.

By:	/s/ Clark A. Johnson
Name:  Clark A. Johnson
Title: Chief Executive Officer

By:	/s/ Marc L. Panoff
Name:  Marc L. Panoff
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

By:	/s/ Reginald Hardy
Reginald Hardy, Individually